Exhibit 2.1

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

This AGREEMENT AND PLAN OF MERGER AND REORGANIZATION (this “Agreement”) is entered into as of January 12, 2026, by and among iRhythm Technologies, Inc., a Delaware corporation (the “Company”), LTCM Holdings, Inc. (“Holdco”) and a direct, wholly owned subsidiary of the Company, and LTCM Merger Sub, Inc., a Delaware corporation (“Merger Sub”) and a direct, wholly owned subsidiary of Holdco. The Company, Holdco and Merger Sub are hereinafter collectively referred to as the “Constituent Corporations.”

RECITALS

WHEREAS, the Company desires to reorganize into a holding company structure pursuant to Section 251(g) of the Delaware General Corporation Law (the “DGCL”), under which Holdco would become a holding company and the Company would become a wholly owned subsidiary of Holdco, by the merger of Merger Sub with and into the Company.

WHEREAS, at the Effective Time (as defined herein), each outstanding share of Common Stock, par value $0.001 per share, of the Company (“Company Common Stock”) shall be converted into one share of Common Stock, par value $0.001 per share, of Holdco (“Holdco Common Stock”).

WHEREAS, immediately following the Effective Time, the designations, rights, powers and preferences, and the qualifications, limitations and restrictions, of the Holdco Common Stock will be the same as those of the Company Common Stock.

WHEREAS, the certificate of incorporation of Holdco and the bylaws of Holdco that will be in effect immediately following the Effective Time will contain provisions identical to the Restated Certificate of Incorporation of the Company and the Amended and Restated Bylaws of the Company, each of which is in effect as of the date hereof and that will be in effect immediately prior to the Effective Time, respectively (other than as permitted by Section 251(g) of the DGCL).

WHEREAS, upon the effectiveness of the Holdco A&R Certificate (as defined herein), the name of Holdco shall be changed from LTCM Holdings, Inc. to iRhythm Holdings, Inc.

WHEREAS, Holdco and Merger Sub are newly formed corporations organized for the sole purpose of participating in the transactions herein contemplated and actions related thereto, own no assets (other than Holdco’s ownership of Merger Sub and nominal capital) and have taken no actions other than those necessary or advisable to organize such entities and to effect the transactions herein contemplated and actions related thereto.

WHEREAS, prior to the Effective Time, the Company and Holdco will enter into an Assignment and Assumption Agreement (the “Assignment and Assumption Agreement”), pursuant to which, among other things, at the Effective Time, the Company will transfer to Holdco and Holdco will assume sponsorship of all the Company’s Equity Plans (as defined below) and all of the Company’s rights and obligations thereunder.

WHEREAS, as of the Effective Time and in connection with the Assignment and Assumption Agreement, all outstanding options to purchase shares of Company Common Stock issued pursuant to the Company’s 2016 Equity Incentive Plan (as amended to date, the “2016 Plan”) and the Company’s 2006 Stock Plan (the “2006 Plan”) (such options collectively, the “Company Options”) will be adjusted pursuant to Section 14(a) of the 2016 Plan or Section 13(a) of the 2006 Plan, as applicable, to be exercisable for shares of Holdco Common Stock.

WHEREAS, as of the Effective Time and in connection with the Assignment and Assumption Agreement, all outstanding restricted stock unit awards (including restricted stock units subject to performance conditions) settleable for shares of Company Common Stock issued pursuant to the 2016 Plan (such restricted stock units collectively, the “Company RSUs”) will be adjusted pursuant to Section 14(a) of the 2016 Plan, to be settleable for shares of Holdco Common Stock.

WHEREAS, as of the Effective Time and in connection with the Assignment and Assumption Agreement, each right to purchase a share of Company Common Stock under the 2016 Employee Stock Purchase Plan (the “ESPP”) that is outstanding immediately prior to the Effective Time (each, an “ESPP Right”) and relates to shares of Company Common Stock will be adjusted pursuant to Section 19(a) of the ESPP to relate to shares of Holdco Common Stock.

WHEREAS, the parties intend, for U.S. federal income tax purposes, that (i) the Merger (as defined below) shall qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”) and (ii) this Agreement is, and is hereby adopted as, a “plan of reorganization” within the meaning of Section 368 of the Code and Treasury Regulation Sections 1.368-2(g) and 1.368-3(a).

WHEREAS, the respective Board of Directors of each of the Constituent Corporations has deemed it advisable and in the best interests of such applicable Constituent Corporation and its stockholders that the Company merge with and into Merger Sub upon the terms and subject to the conditions set forth in this Agreement, for the purpose of effecting a holding company reorganization pursuant to Section 251(g) of the DGCL, and the respective Board of Directors of each of the Constituent Corporations has approved this Agreement and the Merger.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and the covenants and agreements contained in this Agreement, and intending to be legally bound hereby, the Company, Holdco and Merger Sub hereby agree as follows:

1.             THE MERGER.

a.             In accordance with Section 251(g) of the DGCL and subject to, and upon the terms and conditions of, this Agreement, (a) Merger Sub shall be merged with and into the Company (the “Merger”), (b) the separate corporate existence of Merger Sub shall cease and (c) the Company shall continue as the surviving corporation of the Merger (the “Surviving Corporation”) and as a wholly owned subsidiary of Holdco. At the Effective Time, the effects of the Merger shall be as provided in this Agreement and in Sections 251(g) and 259 of the DGCL.

b.             The parties intend that the Merger qualify as a single “reorganization” within the meaning of Section 368(a)(1)(A) of the Code by reason Section 368(a)(2)(E) of the Code, and hereby adopt this Agreement as a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3 and Section 354(a)(1) of the Code.

2.             EFFECTIVE TIME. As soon as practicable on or after the date hereof, the Company shall file a Certificate of Merger (the “Certificate of Merger”), in substantially the form attached hereto as Exhibit A and executed in accordance with the relevant provisions of the DGCL, with the Secretary of State of the State of Delaware (the “Secretary of State”) and shall make all other filings or recordings required under the DGCL to effectuate the Merger. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State, or at such later date and time as set forth in the Certificate of Merger (the “Effective Time”).

3.             ORGANIZATIONAL DOCUMENTS.

a.             Holdco. In accordance with Section 251(g) of the DGCL, Holdco agrees to file (and the Company as the sole stockholder of Holdco agrees to approve the filing of) an amended and restated certificate of incorporation of Holdco (substantially in the form set forth as Exhibit B hereto, the “Holdco A&R Certificate”) with the Secretary of State prior to the Effective Time to be effective prior to and as of the Effective Time containing provisions substantively identical to those in the Restated Certificate of Incorporation of the Company immediately prior to the Effective Time, except as otherwise permitted by Section 251(g) of the DGCL. Holdco acknowledges that it has adopted bylaws substantially in the form set forth as Exhibit C hereto to be effective prior to and as of the Effective Time (the “Holdco A&R Bylaws”) containing provisions substantively identical to those in the Amended and Restated Bylaws of the Company in effect immediately prior to the Effective Time.

b.             Surviving Corporation Charter. At the Effective Time, the Restated Certificate of Incorporation of the Company in effect immediately prior to the Effective Time shall be amended and restated in the form attached hereto as Exhibit D (the “Surviving Corporation A&R Certificate”) and, as so amended and restated, shall be the certificate of incorporation of the Surviving Corporation until thereafter amended or restated as provided therein or by the DGCL.

c.             Surviving Corporation Bylaws. From and after the Effective Time, the Amended and Restated Bylaws of the Company in effect immediately prior to the Effective Time shall be amended and restated in the Merger in the form attached hereto as Exhibit E and, as so amended and restated, shall be the bylaws of the Surviving Corporation until thereafter amended as provided therein and in accordance with the applicable provisions of the DGCL (the “Surviving Corporation Bylaws”).

4.             DIRECTORS AND OFFICERS.

a.             Company. From and after the Effective Time, the members of the board of directors of the Surviving Corporation shall be the members of the board of directors of Merger Sub immediately prior to the Effective Time and will continue to hold office from the Effective Time until such director’s successor is duly elected and qualified, or until the earlier of such director’s death, resignation or removal. Each officer of Merger Sub in office immediately prior to the Effective Time shall be an officer of the Surviving Corporation immediately following the Effective Time and will continue to hold office from the Effective Time until such officer’s successor is duly appointed and qualified, or until the earlier of such officer’s death, designation or removal.

b.             Holdco. From and after the Effective Time, the members of the board of directors of the Holdco shall be the members of the board of directors of the Company immediately prior to the Effective Time and will continue to hold office from the Effective Time until such director’s successor is duly elected and qualified, or until the earlier of such director’s death, resignation or removal. Each officer of the Company in office immediately prior to the Effective Time shall be an officer of Holdco immediately following the Effective Time and will continue to hold office from the Effective Time until such officer’s successor is duly appointed and qualified, or until the earlier of such officer’s death, designation or removal.

5.             EFFECT ON CAPITAL STOCK.

a.             Conversion of Company Common Stock for Holdco Common Stock. At the Effective Time, by virtue of the Merger and without any further action on the part of the Constituent Corporations or any holder of securities thereof, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time shall be automatically converted into one (1) fully paid and nonassessable, issued and outstanding share of Holdco Common Stock having the same designations, rights, powers and preferences, and the qualifications, limitations and restrictions thereof, as the share of Company Common Stock from which it was converted.

b.             Conversion of Merger Sub Common Stock for Surviving Corporation Common Stock. At the Effective Time, by virtue of the Merger and without any further action on the part of the Constituent Corporations or any holders of securities thereof, each share of Common Stock, par value $0.001 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall automatically be converted into one (1) fully paid and nonassessable, issued and outstanding share of Common Stock, par value $0.001 per share, of the Surviving Corporation.

c.             Conversion of Company Common Stock Held in Treasury. At the Effective Time, by virtue of the Merger and without any further action on the part of the Constituent Corporations or any holders of securities thereof, each share of Company Common Stock that is issued but not outstanding and held in the Company’s treasury immediately prior to the Effective Time shall be converted into one validly issued, fully paid, and nonassessable share of Holdco Common Stock, to be held in Holdco’s treasury immediately after the Effective Time.

d.             Cancellation of Holdco Common Stock. At the Effective Time, by virtue of the Merger and without any further action on the part of the Constituent Corporations or any holders of securities thereof, all of the shares of Holdco Common Stock that were issued and outstanding immediately prior to the Effective Time shall be automatically canceled without consideration and returned to the status of authorized but unissued shares.

e.             Stock Certificates. From and after the Effective Time, all of the outstanding certificates and book-entries which immediately prior to the Effective Time represented shares of Company Common Stock shall be deemed for all purposes to evidence ownership of, and to represent, shares of Holdco Common Stock into which the shares of Company Common Stock formerly represented by such certificates and book-entries have been converted as provided in this Agreement with identical designations, rights, powers and preferences, and qualifications, limitations and restrictions. The registered owner on the books and records of Holdco or its transfer agent of any outstanding stock certificate shall, until such certificate shall have been surrendered for transfer or otherwise accounted for to Holdco or its transfer agent, be entitled to exercise any voting and other rights with respect to the applicable shares of Holdco Common Stock into which the shares of Company Common Stock have been converted as provided in this Agreement.

6.             ASSUMPTION OF EQUITY PLANS AND ADJUSTMENT OF EQUITY AWARDS

a.             Assumption of Equity Plans. At the Effective Time, pursuant to this Agreement and the Assignment and Assumption Agreement, the Company will transfer to Holdco, and Holdco will assume sponsorship of the Company’s Equity Plans (as defined below), along with all of the Company’s rights and obligations under the Equity Plans. “Equity Plans” means the Company’s 2016 Plan, the Company’s 2006 Plan, and the Company’s ESPP and any and all subplans, appendices or addendums thereto, and any and all agreements evidencing the Company Options, Company RSUs and ESPP Rights.

b.             Effect on Company Options. At the Effective Time, by virtue of this Agreement and the Assignment and Assumption Agreement and without any further action on the part of the Constituent Corporations or any holders of securities thereof, each Company Option, whether vested or unvested, that is unexpired, unexercised and outstanding immediately prior to the Effective Time shall be adjusted pursuant to Section 14(a) of the 2016 Plan or Section 13(a) of the 2006 Plan, as applicable, to be exercisable for shares of Holdco Common Stock. All such Company Options shall retain the same term, exercise price, exercisability, vesting schedule, acceleration provision (if applicable), status as an “incentive stock option” under Section 422 of the Code (if applicable) and all other material terms and conditions (including but not limited to the terms and conditions applicable to such options by virtue of the 2016 Plan or 2006 Plan, as applicable). From and after the Effective Time, each stock option agreement representing a stock option to purchase shares of Company Common Stock shall be deemed for all purposes to evidence a stock option agreement representing a stock option to purchase, at the same exercise price per share and on the same terms and conditions, the same number of shares of Holdco Common Stock.

c.             Effect on Company RSUs. At the Effective Time, by virtue of this Agreement and the Assignment and Assumption Agreement and without any further action on the part of the Constituent Corporations or any holders of securities thereof, each Company RSU, whether vested or unvested, that is unexpired and outstanding immediately prior to the Effective Time shall be adjusted pursuant to Section 14(a) of the 2016 Plan to be settleable for shares of Holdco Common Stock. All such Company RSUs shall retain the same term, vesting schedule, acceleration provision (if applicable) and all other material terms and conditions (including but not limited to the terms and conditions applicable to such restricted stock award by virtue of the 2016 Plan). From and after the Effective Time, each Company RSU award agreement representing a restricted stock unit award settleable for shares of Company Common Stock shall be deemed for all purposes to evidence a restricted stock unit award agreement representing a restricted stock unit award with respect to the same number of shares of Holdco Common Stock on the same terms and conditions.

d.             Effect on Company ESPP. At the Effective Time, by virtue of this Agreement and the Assignment and Assumption Agreement, each ESPP Right that is outstanding immediately prior to the Effective Time under the ESPP shall be adjusted pursuant to Section 19(a) of the ESPP and converted into an ESPP Right with respect to shares of Holdco Common Stock with the same rights and privileges that such ESPP Right had relative to the Company immediately prior to the Effective Time, on otherwise the same terms and conditions as were applicable immediately prior to the Effective Time.

7.             RESERVATION OF SHARES. On or prior to the Effective Time, Holdco will reserve sufficient shares of Holdco Common Stock to provide for the issuance of Holdco Common Stock to satisfy Holdco’s obligations under this Agreement.

8.             NO APPRAISAL RIGHTS. In accordance with the DGCL, no appraisal rights shall be available to any holder of shares of Company Common Stock in connection with the Merger.

9.             TERMINATION. This Agreement may be terminated, and the Merger and the other transactions provided for herein may be abandoned at any time prior to the Effective Time by duly authorized action of the Board of Directors of the Company. In the event of termination of this Agreement, this Agreement shall forthwith become void and have no effect, and none of the Company, Holdco or Merger Sub, nor any of their respective stockholders, directors or officers, shall have any liability with respect to such termination or abandonment.

10.            AMENDMENTS. At any time before the Effective Time, this Agreement may be amended, modified, restated or supplemented by a written agreement signed by each of the Constituent Corporations.

11.            GOVERNING LAW. This Agreement will be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to that body of laws pertaining to conflict of laws.

12.            COUNTERPARTS. This Agreement may be executed and delivered by electronic signature and in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

13.            ENTIRE AGREEMENT. This Agreement and the documents referred to herein constitute the entire agreement and understanding of the parties with respect to the subject matter of this Agreement, and supersede any and all prior understandings and agreements, whether oral or written, between or among the parties hereto with respect to the specific subject matter hereof.

14.            SEVERABILITY. The invalidity or unenforceability of any provision of this Agreement shall in no way affect the validity or enforceability of any other provision.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company, Holdco and Merger Sub have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

THE COMPANY:

iRhythm Technologies, Inc.

By:	/s/ Quentin Blackford
Name:	Quentin Blackford
Title:	Chief Executive Officer

HOLDCO:

LTCM Holdings, Inc.

By:	/s/ Quentin Blackford
Name:	Quentin Blackford
Title:	Chief Executive Officer

MERGER SUB:

LTCM Merger Sub, Inc.

By:	/s/Patrick Murphy
Name:	Patrick Murphy
Title:	Chief Executive Officer

EXHIBIT A

Form of Certificate of Merger

EXHIBIT B

Holdco A&R Certificate

EXHIBIT C

Holdco A&R Bylaws

EXHIBIT D

Surviving Corporation A&R Certificate

EXHIBIT E

Surviving Corporation Bylaws